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                                                                  EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT is entered into as of this 1st day of March, 1997 by and between RENEX CORP., a Florida corporation ("Company"), and MIGNON EARLY ("EARLY").

                                R E C I T A L S:

               A. The Company is a provider of kidney dialysis treatments in various parts of the United States to individuals suffering from end-stage renal disease (the "Business"); and

               B. EARLY has been employed by the Company in various capacities; and

               C. The Company desires to continue to employ EARLY as Vice President/ Operations and EARLY desires to continue to be employed by the Company on the terms and conditions provided herein.

               NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

               2. POSITION OF EMPLOYMENT. The Company hereby employs EARLY as Vice President/Operations on the terms and conditions set forth in this Agreement.

                       2.1. PERFORMANCE OF DUTIES. EARLY shall perform such duties as are usually performed by a Vice President/Operations of a business similar in size and scope as the Business and such other reasonable additional duties as may be prescribed from time to time by the Company's Board of Directors consistent with the operations of the Company. EARLY shall report directly to the Company's President or such other officers designated by the Company's president from time to time. All actions of EARLY shall be subject and subordinate to the review and approval of the Company's executive officers and Board of Directors. The precise responsibilities of EARLY may be modified from time to time in accordance with reasonable policy established by the Company's executive officers.

                       2.2. DEVOTION OF TIME. During the term of EARLY's employment, EARLY shall devote her full time, ability and attention to the business affairs of the Company. EARLY agrees to use her best efforts to perform faithfully and efficiently all of her responsibilities pursuant to this Agreement.

                       2.3. LOCATION OF EMPLOYMENT. During the term of this Agreement, EARLY's principal place of business shall be located in Dade County, Florida at the Company's corporate offices. EARLY agrees to permanently relocate her principal residence to South Florida no later than June 1, 1997 as a material condition to this Agreement.





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               3. TERM OF EMPLOYMENT

                       3.1. TERM OF EMPLOYMENT. This Agreement shall begin on the date hereof (the "Commencement Date") and shall end on February 28, 2000, subject to earlier termination as otherwise set forth in this Agreement.

                       3.2. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE. The Company may terminate EARLY's employment immediately, if such termination is for "Cause." For purposes of this Agreement, "Cause" shall include: (a) death of EARLY; (b) a default or breach by EARLY of any of the provisions of this Agreement, including the failure to relocate her principal residence to South Florida by June 1, 1997; (c) actions by EARLY constituting fraud, embezzlement or dishonesty; (d) furnishing false, misleading, or omissive information or omitting to furnish material information to the Company in the reasonable judgment of the Company; (e) any action which constitutes a breach of the confidentiality of the Business and/or trade secrets of the Company; (f) the violation of federal or state law, which has a material adverse impact on the Business or EARLY's ability to perform all of her obligations in this Agreement;
(g) gross insubordination; (h) intoxication by alcohol or drugs during the performance of EARLY's duties; (i) failure to follow reasonable and lawful directives of the Company's executive officers or Board of Directors; or (j) at such time as EARLY shall have failed, by reason of mental or physical disability or illness ("Disability" as hereinafter defined), to perform her services pursuant to this Agreement for a period of thirty (30) days. Disability shall be defined to mean the inability of EARLY to perform her duties under this Agreement, as determined by an independent physician selected by the Company; provided, however, if the Company maintains a policy insuring against the disability of EARLY, Disability shall have the meaning ascribed in such policy.

               Upon termination for Cause, the Company shall not be liable for payment of any further compensation, other than Base Salary accrued prior to the effective date of such termination. Notwithstanding any termination pursuant to this Section 3.2, the provisions of Section 6 and 7 of this Agreement shall remain in full force and effect.

                       3.3. TERMINATION BY EARLY. EARLY may terminate this Agreement upon thirty (30) days written notice, with or without cause. Upon such termination, the Company shall not be liable for any compensation, other than the Base Salary accrued prior to the effective date of such termination. Notwithstanding termination in accordance with this Section 3.3, the provisions of Sections 6 and 7 herein shall remain in full force and effect.

                       3.4. TERMINATION WITHOUT CAUSE BY THE COMPANY PRIOR TO CHANGE OF CONTROL. The Company shall have the right to terminate this Agreement without cause at any time on thirty (30) days written notice. Upon termination by the Company, without cause prior to a "Change of Control", the Company shall pay to EARLY as severance compensation, (a) Base Salary accrued through the effective date of termination; and (b) six (6) months Base Salary. Such payments shall be made through regular payroll methods for the six (6) months following termination. Normal withholding and FICA will be deducted from such payments. In addition, the Company will pay the premiums on EARLY's health insurance for a period of six (6) months following termination. Thereafter, EARLY will be entitled to such benefits mandated under the Comprehensive Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Notwithstanding termination in accordance with this Section 3.4, the provisions of Sections 6 and 7 herein shall remain in full force and effect.



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                       3.5. TERMINATION WITHOUT CAUSE FOLLOWING CHANGE OF
CONTROL. If the Company terminates this Agreement without cause, following a Change of Control (as defined in Section 3.6 herein), EARLY shall be entitled to receive, as severance for such termination, an amount equal to (a) all accrued Base Salary through the date of termination; and (b) one (1) year's Base Salary. The relocation expenses shall be paid within fifteen (15) days following the date of termination. The one (1) year's Base Salary severance will be payable over a one (1) year period through regular payroll methods consistent with payroll periods for other employees of the Company. Normal withholding and FICA will be deducted from such payments. In addition, the Company will continue to pay the premiums on EARLY's health insurance for such one (1) year period. Further, all stock options therefore granted to EARLY shall immediately vest in EARLY for the balance of the terms of such options and EARLY shall have the right to exercise such options for the full term thereof. Following the one (1) year severance period, EARLY shall be entitled to such benefits as mandated by COBRA.

                       3.6. CHANGE OF CONTROL. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                                3.6.1. The acquisition by any person, entity or
"group" within the mean of ss. 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty (50%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                                3.6.2. If the individuals who serve on the
Company's Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person who becomes a director subsequent to the Commencement Date whose nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be for purposes of this Agreement considered as if such person was a member of the Incumbent Board; or

                                3.6.3. Approval by the Company's stockholders of
(i) a merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

               4. COMPENSATION AND BENEFITS

                       4.1. SALARY. During the term of this Agreement, the Company shall pay to EARLY, a base salary at a total annual rate of $80,000 (the "Base Salary"). Base Salary shall be payable in installments consistent with the Company's normal payroll schedules in effect from time to time, subject to applicable withholding and other taxes.

                       4.2. ANNUAL REVIEWS. At the end of each year during the term thereof, the parties agree to confer and review the propriety of adjusting EARLY's Base Salary. The Company shall review EARLY's performance and the success of the Business and determine in good faith whether it is appropriate in light of all circumstances to increase the Base Salary. Nothing set forth herein shall obligate the Company in any way to increase EARLY's Base Salary.





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                       4.3. BONUS. EARLY shall be entitled to a bonus equal to
fifty (50%) of her then Base Salary for each fiscal year during the term hereof (the "Total Bonus"). Fifty percent (50%) of such Total Bonus will be paid if the Company achieves 100% or more of its budgeted pre-tax income (as determined by the Company's audited financial statements for such fiscal year). For purposes of this Agreement, budgeted pre-tax income shall be the pre-tax income included in the annual budget approved by the Company's board of directors for such fiscal year. The other 50% of Total Bonus will be paid based upon the attainment of 100% or more of the combined annual pre-tax profits set forth in the annual budget for all clinics that are in operation for the full fiscal year. Such bonuses, if any, is payable within thirty (30) days following the issuance of the audited financial statements for such fiscal year.

                       4.4. TEMPORARY LIVING EXPENSES. The Company will provide EARLY temporary living expenses in the Miami area for the period of time from the date of this Agreement through the earlier of (a) permanent relocation of EARLY's principal residence to South Florida, or (b) June 1, 1997. Such temporary living expense shall consist of the following: (i) housing, at the option of the Company, consisting of (A) the cost of a furnished one bedroom apartment, or (B) a hotel room; (ii) the use of a rental compact automobile while in South Florida; and (iii) a per diem and miscellaneous expense allowance of $50 per day while living in a hotel in South Florida. The per diem meal allowance will be discontinued when EARLY relocates to an apartment. The $50 per diem will be paid for each week day while residing in a hotel and will not require receipts. Upon permanent relocation, the Company shall pay to EARLY $1,000 for incidental moving expenses which will also not require receipts.

                       4.5. RELOCATION EXPENSE. The Company will reimburse EARLY for expenses associated with the move of her household belongings. As expenses are incurred, the Company shall either reimburse EARLY for such expenses or the Company will make direct payments to EARLY's creditors on her behalf. Prior to the permanent relocation, the Company will pay for two round-trip airfares for EARLY's spouse in connection with a housing search.

                       4.6. STOCK OPTIONS. Within ten (10) days following permanent relocation of EARLY's permanent residence to South Florida, the Company shall grant to EARLY options to purchase 20,000 shares of Common Stock pursuant to the Company's Employee Stock Option Plan. The number of shares to be granted shall be equitably adjusted for any reverse stock split occurring between the date of this Agreement and the date of grant. Such options shall be for a term of five (5) years and vest over a three (3) year period. The exercise price of such options shall be the fair market value of the underlying Common Stock on the date of grant.

                       4.7. ADDITIONAL BENEFITS.

                                4.7.1. VACATION. EARLY shall be entitled to such
vacation and/or paid time off as well as recognized holidays, consistent with the Company's policy established from time to time for its employees. Vacation time may not be accumulated from year to year unless expressly provided otherwise.

                                4.7.2. REIMBURSEMENT OF EXPENSES. EARLY shall be
reimbursed by the Company, upon presentation of adequate receipts, for all ordinary and necessary business expenses which are incurred by EARLY in the performance of her duties under this Agreement, subject to and limited by such budgets as may be adopted by the Company for EARLY's department. Notwithstanding, expenses in excess of $200 per item shall require the prior approval of the President or Chief Financial Officer of the Company in order to obtain reimbursement.

                                4.7.3. PARTICIPATION IN EMPLOYEE BENEFIT PLANS.
EARLY shall be entitled to participate, subject to eligibility and other terms generally established by the Company's board of directors, in any group hospitalization, health, dental care, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time as affecting employees of similar status.




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               5. REPRESENTATIONS. EARLY hereby represents to the Company that she is in good health, she is physically and mentally capable of performing her duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause an insurance company to reject an application by EARLY for life insurance or for accident, sickness or disability insurance. EARLY represents and warrants that to the best of her knowledge she is not subject to any restrictive covenants under any other agreements prohibiting any portion of her performance hereunder, or which would subject the Company to any valid claims for tortious interference.

               6.      CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                       6.1. CONFIDENTIALITY. EARLY shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone without the Company's prior written consent any knowledge or information with respect to any confidential or secret aspect of the Business, including but not limited to: the Company's costs; supplier's names; patient names, referral sources, physician names; patient addresses and telephone numbers of patients and referral sources; billing procedures, prices and terms; the business techniques, computer programs and printouts; identity of prospective patient or referral sources; confidential information disclosed by the Company's patients to the Company; or other information concerning the Business or its employees. All information given to EARLY in connection with her employment shall be considered confidential and proprietary, unless such information becomes generally available to the public other than as a result of a disclosure by EARLY or required to be disclosed by operation of law.

                       6.2. OWNERSHIP OF INFORMATION. EARLY recognizes that all records, patient lists, referral lists, supplier lists, material cost data, files, correspondence with patients, referral services, and suppliers of material and services, computer printouts, contracts, reports, notes, business plans, compilations of other recorded matter, and copies or reproductions thereof, relating to the Company's operations and activities and other information relating to the Company's patients, referral sources and suppliers, made or received by EARLY in the course of her employment are the exclusive property of the Company and EARLY holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of her employment, or earlier if so requested. All of such information, which if used by EARLY outside the scope of her employment, could cause irreparable and continuing injury to the Business for which there may not be an adequate remedy at law.

                       6.3. BREACH. Any breach of the terms of this Section 6 by EARLY shall be deemed a material breach of this Agreement. EARLY acknowledges that compliance with the provisions of this Section 6 is necessary to protect the goodwill and other proprietary interests of the Company and is a material condition of employment.

               7. RESTRICTIVE COVENANT. EARLY covenants and agrees that:

                       7.1. RESTRICTION. During her employment and for a period of six (6) months after she ceases to be employed by the Company, regardless of the manner or cause of termination, EARLY will not be an employee, agent, director, stockholder or owner (except of not more than 1% of the securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity or venture primarily engaged in the same or similar Business, within fifty (50) miles of any clinic, center or office of the Company.





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                       7.2. SOLICITATION OF BUSINESS. During her employment and
for a period of one (1) year after she ceases to be employed by the Company, regardless of the manner or cause of termination, EARLY will not contact, call upon, solicit business from, sell or render services to any physician, referral source or patient of the Company, or any of its affiliates with respect to the same or similar Business or purchase from any supplier or potential supplier any materials for same and EARLY shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                       7.3. SOLICITATION OF EMPLOYEES. During her employment and for a period of one (1) year after she ceases to be employed by the Company, regardless of the manner or cause of termination, EARLY will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership, association or proprietorship enter into any agreements with, solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, or any of its subsidiaries or affiliates for the purpose of causing said officer, sales person, agent or other employee to terminate employment with the Company.

                       7.4. MATERIAL VIOLATION. A violation of this Section 7 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 9. EARLY acknowledges and agrees that proof of one such personal solicitation by EARLY of a patient, physician referral source, supplier or employee, shall constitute absolute and conclusive evidence that EARLY has substantially and materially breached the provisions of this Agreement.

                       7.5. MATERIAL COVENANTS. It is understood by and between the parties that the foregoing covenants set forth in Sections 6 and 7 are essential elements of this Agreement, and that but for the agreement of EARLY to comply with such covenants, the Company would not have agreed to employ EARLY. Such covenants by EARLY shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action EARLY may have against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

                       7.6. NON-ENHANCEMENT OF RESTRICTIVE COVENANT. Notwithstanding anything herein to the contrary, the restrictive covenant contained in Section 7.1 herein shall not be enforceable if this Agreement is terminated in accordance with Section 3.5 herein.

               8. ACKNOWLEDGEMENT. EARLY HEREBY ACKNOWLEDGES AND UNDERSTANDS THIS AGREEMENT INHIBITS EARLY'S ABILITY TO WORK FOR THE SAME OR SIMILAR KIND OF BUSINESS FOR A PERIOD OF SIX (6) MONTHS AFTER THE END OF EARLY'S EMPLOYMENT WITH THE COMPANY. EARLY acknowledges and confirms that the length of the term and geographic restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. EARLY further acknowledges and confirms that her full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardships, financial or otherwise and that enforcement of this Agreement will not impair EARLY's ability to obtain employment commensurate with EARLY's abilities and on terms fully acceptable to EARLY. EARLY acknowledges that EARLY will be receiving significant information regarding the Business which EARLY has not previously received and would not receive without being employed by the Company. EARLY acknowledges and confirms that such information would cause the Company serious injury and loss if used by EARLY for the benefit of a competitor.





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               9. REMEDIES. EARLY hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:

                       9.1. The Company will suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. EARLY agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to them, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without any requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                       9.2. Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.

               10. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

               11. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when hand-delivered, mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, through a nationally recognized overnight courier, or via facsimile to the party at their addresses below:

     Company:                        RENEX CORP.
                                     2100 Ponce de Leon Boulevard, Suite 950
                                     Coral Gables, Florida 33134
                                     Attention:  James P. Shea, President
                                     Fax No.:  (305) 448-1154

     with a copy to:                 Bryan W. Bauman, Esq.
                                     Wallace, Bauman, Fodiman & Shannon, P.A.
                                     Bankers Savings Bank Building
                                     2222 Ponce de Leon Boulevard, 6th Floor
                                     Coral Gables, Florida 33134
                                     Fax No.:  (305) 444-9937

     EARLY:                          Mignon EARLY

                                     ------------------------------------------

                                     ------------------------------------------

                                     ------------------------------------------

or such other address given by such party to the other party at any time hereafter.

               12. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior written or oral agreements between them as to such subject matter.



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               13. AMENDMENT. No amendment, waiver or modification of this
Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

               14. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

               15. WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

               16. ASSIGNMENT. No party may assign their rights hereunder without the prior written consent of the other, except that the Company may assign its rights to any affiliate or successor entity without the consent of EARLY.

               17. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way defines, limits, extends, or describes the scope of this Agreement or the intent of any provisions of this Agreement.

               18. ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

               19. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                           RENEX CORP., a Florida corporation



                                           By:
                                              ---------------------------------
                                                   JAMES P. SHEA, President



                                           ------------------------------------
                                                      MIGNON EARLY




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